EXHIBIT 3.1(a)
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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         CANANDAIGUA WINE COMPANY, INC.

            (Pursuant to Section 242 of the General Corporation Law)


     Canandaigua Wine Company, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

     FIRST:    The  name of the  Corporation is  Canandaigua  Wine Company, Inc.

     SECOND: The Certificate of Incorporation of the Corporation was filed on December 4, 1972.

     THIRD: By unanimous written consent of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring its advisability, and directing that the amendment be considered at the next annual meeting of stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                    RESOLVED:  That  the  name  of the  Company  be  changed  to
                    Canandaigua Brands, Inc. and that the officers of the Company are hereby authorized and directed to submit for the approval of the stockholders of the Company a proposal to amend the Restated Certificate of Incorporation of the Company (the "Restated Certificate") to effect the change of name, and upon such approval and completion of all formalities, to execute and file such Certificate of Amendment to the Restated Certificate and such other documents or instruments as may be necessary or desireable to effect or reflect the name change in the State of Delaware or in any other jurisdiction where the Company is registered or qualified.

     FOURTH: Thereafter, an annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the

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               necessary  number of shares required by statute were voted in favor of the amendment.

     FIFTH: The Certificate of Incorporation is hereby amended to change the name of the Corporation. Paragraph 1 of the Certificate of Incorporation, which sets forth the name of the Corporation, is amended to read, in its entirety, as follows:

                    1. Name. The name of the Corporation is Canandaigua Brands, Inc.

     SIXTH:    This amendment shall be effective as of September 1, 1997.

     SEVENTH: This amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Richards Sands, its President and Chief Executive Officer, this 25 day of August, 1997.
                                  --

                                    CANANDAIGUA WINE COMPANY, INC.

                                    By:   /s/ Richard Sands
                                          -------------------------------------
                                          Richard Sands,
                                          President and Chief Executive Officer